CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 30, 2008, with respect to the financial statements and supplemental schedules of Flushing Savings Bank, FSB 401(k) Savings Plan on Form 11-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statement of Flushing Financial Corp. on Form S-8 (File No. 333-125328 effective May 31, 2005); Form S-8 (File No. 333-136669 effective August 16, 2006); Form S-8 (File No. 333-151185 effective May 23, 2008) and Form S-8 (File No. 333-151187 effective May 23, 2008).

/s/ GRANT THORNTON LLP

New York, New York

June 30, 2008